Exhibit 99.1

Soluna Announces Monthly Business Update

Dorothy 2 Phase 3 Completed, Kati-2 AI Development Begins, Expands Board

ALBANY, NY, November 6, 2025 – Soluna Holdings, Inc. (“Soluna” or the “Company”) (NASDAQ: SLNH), a developer of green data centers for intensive computing applications, including Bitcoin mining and AI, announced its October 2025 project site-level operations, developments, and updates.

The Company has provided the following Corporate and Site Updates.

Key Company Metrics:

The monthly metrics are now available here.

Corporate Highlights:

●	Soluna and KULR Technology Group announced a 3.3 MW hosting partnership at Project Sophie, expanding our renewable-powered data center footprint in Texas.

●	Agnes Budzyn was appointed to Soluna’s Board of Directors, bringing deep expertise across finance, digital assets, and technology.

●	Soluna was featured in The Texas Tribune, Rio Grande Business Journal, Data Center Dynamics, and more, spotlighting our work advancing Renewable Computing.

●	New podcast with Generate Capital explores how Soluna’s recent $100M credit facility accelerates the future of renewable-powered computing.

●	New blogs from the Soluna team unpack next-gen translation and the future of AI and the grid, and more.

●	New AMA answers investors’ and community questions about Soluna’s financing strategy and project pipeline.

●	CTO Dip Patel spoke on panels at the Climate Symposium at Harvard Business School and Infocast’s Energy Independence Summit, and moderated a discussion at IMN San Francisco, leading the conversation on energy-efficient data center innovation and renewable-powered AI.

Key Project Updates:

Project Dorothy 1A (25 MW, Bitcoin Hosting) / Project Dorothy 1B (25 MW, Bitcoin Prop-Mining):

●	D1A continues to operate at a high level, with cooler temperatures resulting in low curtailments and extended uptime. Coordination efforts are underway in preparation for the 20 MW Canaan deployment in January, which is expected to deliver their next-generation Avalon A15 XP miners to the site.

●	Investment in fleet upgrades and consolidation efforts continues at D1B to drive improvements in overall hashrate. An additional 900 S19 XP miners are expected to be deployed at the start of November in place of the current S19J Pro fleet.

Project Dorothy 2 (48 MW Under Construction, Bitcoin Hosting):

●	Substantial completion of Phase 3 construction was achieved, and the completion of construction is on track for the middle of November.

●	The site will be fully deployed, and hiring efforts continue as the transition to operations begins.

Project Sophie (25 MW, Bitcoin Hosting):

●	The deployment of one new 3.3 MW customer with upgraded units was completed at the end of October. The deployment of a second new 3.3 MW customer with upgraded units is expected to be completed at the beginning of November.

Project Kati 1 (83 MW Under Construction, Bitcoin Hosting):

●	The substation upgrade has been completed for the full 83 MW.

●	Civil and mechanical construction continues to accelerate, with the office and warehouse framing underway.

●	The installation of Phase K1A 48 MW Galaxy is progressing with the initial receipt and setting of containers, transformers, and switchgear.

●	The long-lead electrical infrastructure that will support Phase K1B 35 MW Soluna MDCs has been received at the site and staged for installation.

Project Kati 2 (83 MW Under Development, AI/HPC Hosting):

●	Signed an MOU with a development partner with deep experience in HPC to help develop the Project Kati-2 AI site. Design and engineering are expected to begin in Q4. Site marketing and customer development started.

●	The substation upgrade was completed for the full 83 MW, and initial long-lead equipment orders have been placed.

●	Completed land acquisition of 50 acres for data center project adjacent to Project Kati 1.

Project Grace (2 MW at Dorothy 2, Under Development, AI/HPC Hosting):

●	Completed concept design for Project Grace microgrid electrical design for AI load Integration.

●	Signed an MOU with a technology partner to develop a solution to the biggest challenge with high-density AI loads – power demand fluctuations that cause grid instability.

Pipeline Highlights:

●	Finalizing Power Purchase Agreement (PPA) and Retail Electric Provider (REP) agreements for Ellen and Hedy projects.

●	Work continues on PPA agreements for projects Annie, Gladys, Rosa, and Fei.

Customer Success:

●	Completing deployment of 48 MW across three new & expanding partnership agreements secured this year at Project Dorothy 2.

●	Completing the deployment of 7 MW across two new partnership agreements secured this year at Project Sophie.

●	Kicking off the Project Kati 35 MW Hosting RFP process with current and new partners.

View Soluna’s recent AMA here.

Soluna’s glossary of terms can be found here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business and our expectations with respect to the completion of Project Dorothy 2, Project Sophie, and Project Kati, and other statements that are predictive in nature. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident,” and similar statements. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 31, 2025. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except to the extent required by law.

About Soluna Holdings, Inc. (Nasdaq: SLNH)

Soluna is on a mission to make renewable energy a global superpower, using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications, including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions and superior returns. To learn more, visit solunacomputing.com and follow us on:

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Soluna regularly posts important information on its website and encourages investors and potential investors to consult the Soluna investor relations and investor resources sections of its website regularly.

Contact Information

Public Relations

West of Fairfax for Soluna

Soluna@westof.co